EXHIBIT 5

RUSSELL CORPORATION 3330 Cumberland Blvd., Suite 800 Atlanta, Georgia 30339

August 12, 2005

Russell Corporation

3330 Cumberland Blvd., Suite 800

Atlanta, Georgia 30339

Ladies and Gentlemen:

A Registration Statement on Form S-8 (“Registration Statement”) is being filed on or about the date of this letter with the Securities and Exchange Commission to register an additional $10,000,000 of Deferred Compensation Obligations of Russell Corporation (“Russell”) for issuance to participants in the Russell Corporation Flexible Deferral Plan (the “Plan”). The $10,000,000 of Obligations being registered under this Registration Statement are in addition to the $5,000,000 of Obligations registered on October 27, 1999 pursuant to Registration Statement No. 333-89765.

This opinion is delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended.

In connection with this opinion, I, or attorneys working under my direction, have examined originals or copies, certified or otherwise identified to my satisfaction, of (i) the Registration Statement, (ii) the Plan, (iii) the Restated Certificate of Incorporation of Russell as currently in effect, (iv) the Amended and Restated Bylaws of Russell as currently in effect, and (v) resolutions of the Board of Directors of Russell relating to the filing of the Registration Statement and related matters. In addition, I, or attorneys working under my direction, have examined originals or copies, certified or otherwise identified to my satisfaction, of such records of Russell and such other agreements, instruments, and documents of Russell, and have made such other investigations, as I have deemed necessary or appropriate as a basis for the opinions set forth herein.

Based upon the foregoing, it is my opinion that, when issued in accordance with the provisions of the Plan, the Obligations will be valid and binding obligations of Russell, enforceable in accordance with their terms, except as enforcement thereof may be limited by bankruptcy, insolvency or other laws of general application relating to or affecting the enforcement of creditors’ rights or by general principles of equity.

I am licensed to practice law in Georgia. This opinion is limited to the Delaware General Corporation Law, the applicable provisions of the Delaware Constitution and reported judicial decisions interpreting those laws.

I consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of my name wherever appearing in the Registration Statement and any amendment thereto. In giving this consent I do not admit that I am within the category of persons whose consent is required by Section 7 of the Securities Act of 1933 or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Floyd G. Hoffman